Exhibit 23.2





                         Independent Auditor's Consent

The Board of Directors
WebTrends Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of NetIQ Corporation of our report dated January 19, 2001, relating to the consolidated balance sheets of WebTrends Corporation and subsidiary as of December 31, 1999 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ending December 31, 2000, which report appears in the annual report on Form 10-K of WebTrends Corporation.

/s/ KPMG LLP

Portland, Oregon
April 11, 2001